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                                                                   EXHIBIT 10.12

            LICENSING AGREEMENT FOR MAYTAG "RED CARPET SERVICE"(R)

This Agreement is entered into by and between Maytag Appliances, having a place of business at Newton, Iowa, (hereinafter referred to as Company) and Mac-Gray, Company, Inc. of Cambridge, Massachusetts, 02141, (hereinafter referred to as Distributor).

Company has developed, for use by its recognized servicing outlets and those of its Distributors who specialize in Maytag Appliance repair to consumers, a program that emphasizes high quality. Company wishes, therefore, to extend the program only to those commercial distributors willing and capable of high quality performance in the servicing area and to grant to these firms the right to employ Company's registered service mark Red Carpet Service.

Distributor wishes to avail themselves of the program and be recognized by Company. It is therefore mutually agreed as follows:

1. Company authorizes Distributor to use the service mark Red Carpet Service in identifying the repair services they provide with respect to appliances placed by them in multi-family dwellings on a sale or lease basis, but only in conjunction or combination with the trademark Maytag.

2. Company retains the complete right of control over the manner and extent of the use of the service mark Red Carpet Service so that uniformity of use and promotion can be maintained and furthered.

3. Company will undertake and provide to Distributor at reasonable cost, if any, the materials required in this Agreement such as uniforms, decals and red carpets.

4. Distributor recognizes and will faithfully adhere to the following standards and requirements:
     a. All Service technicians employed by Distributor shall have attended such service training schools and sessions offered by Company as will render them adequately trained to perform "Red Carpet Service" in the opinion of Company.
     b. Service technicians must be dressed in the uniform prescribed by Company when making service calls.
     c. Service vehicles shall be white and must have prominently displayed on each side, full size truck decals reading "Maytag Commercial Red Carpet Service."
     d. Service technicians shall have with them on each service call the following:
          1)   White tool boxes displaying "Maytag Red Carpet" decals.
          2) Two (2) clean red carpets with one to be laid on floor and other on appliance top. These are to be cleaned as often as necessary to maintain a neat appearance.
     e. All requests for service on an appliance must be scheduled and performed within 24 hours of the hour of the request.
     f. Service technicians shall be courteous and considerate, not smoke in customer's
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        laundry facilities, never use or consume intoxicants or
        controlled substances during working hours and leave the premises and appliances as clean or cleaner than when the call began.
5. Subject to applicable statutes, this Agreement may be terminated as to all or any Location(s):
     a. By either part at any time with or without cause upon giving sixty (60) days written notice to the other party, which termination shall be effective sixty (60) days from the date of the notice.
     b. Immediately upon the failure by the other party to promptly perform any of its obligations under this Agreement (a "Default") which has not been cured by the party within ten (10) days after notice of such Default.
     c. Immediately by Company in the event:
        1)   Distributor fails to promptly pay sums when due to Company; or
        2) Distributor shall become insolvent; shall be deemed insolvent or bankrupt; or shall cease or liquidate its business; or
        3) Of the sale of the Distributor's business, an assignment or transfer of business assets or, if Distributor is a corporation, a change in majority control of the Corporation without a thirty (30) day written notice to Company and Company's written approval of such change; or
        4) Distributor, its agents or employees make any false, misleading, derogatory or deceptive statements, written or oral, about Company, Maytag Corporation, any of its affiliated or subsidiary companies or any of their products or services.
     d. Immediately and without notice if Distributor ceases to be authorized to sell and/or service Maytag Appliances. In the event of termination by Company, Distributor may, within thirty (30) days of the date or the notice of termination, make written request for a review of the decision to terminate to the Vice President Strategic Marketing of Company setting forth the reasons Distributor believes termination should not take place. This request shall not stay or extend the effective date of termination. The Vice President Strategic Marketing will promptly reach a decision and notify Distributor of the decision.

     Upon termination Distributor shall immediately discontinue all permitted uses of the mark Red Carpet Service in telephone directories, on store fronts, on signs, on posterboards, in newspapers and periodicals, on vehicles, on stationery and in any manner whatsoever. In the event Distributor does not promptly discontinue use of the mark Red Carpet Service and Company brings legal action to compel compliance, Company shall be entitled to be reimbursement for all costs, attorney's fees, and other expenses which shall be in addition to any other remedy.

6. This Agreement, having first been executed by Distributor, shall become effective and binding upon both Company and Distributor upon the date of its execution by Company at Newton, Iowa. Except as otherwise provided by applicable State or Federal law, this Agreement will terminate on June 30, 1998.
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This Agreement entered into ______________________________________
                            (Date to be filled in by Newton office)

COMMERCIAL DISTRIBUTOR:             Maytag Appliances:


By___________________________       By:______________________________________
                                    Commercial Division Sales Manager, Newton,
                                     Iowa


_____________________________       _________________________________________
  Print or Type Signature                 Commercial Field Sales Manager